Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG REPORTS SECOND QUARTER 2015 NET INCOME OF $1.8 BILLION

AND DILUTED EARNINGS PER SHARE OF $1.32

•	Second quarter 2015 after-tax operating income of $1.9 billion or $1.39 per diluted share

•	Book value per share excluding AOCI and DTA of $62.22 increased 10 percent from the prior-year quarter

•	Approximately $2.3 billion in share repurchases during the second quarter of 2015; additional repurchases of approximately $965 million through the end of July 2015

•	On August 3, 2015, AIG’s Board of Directors authorized the repurchase of additional shares of AIG Common Stock with an aggregate purchase price of up to $5.0 billion, bringing AIG’s remaining share repurchase authorization to approximately $6.3 billion

•	On August 3, 2015, AIG’s Board of Directors declared a 124 percent increase in the quarterly dividend to $0.28 per share

•	Further strengthened the financial flexibility of AIG Parent with distributions received in the quarter from its insurance companies totaling $2.1 billion, consisting of $1.4 billion of dividends and loan repayments, and $720 million of tax sharing payments

•	Second quarter 2015 operating ROE excluding AOCI and DTA was 9.3 percent; normalized ROE excluding AOCI and DTA was 6.7 percent

•	Second quarter 2015 general operating expenses, operating basis (GOE), declined 4 percent from the prior-year quarter

NEW YORK, August 3, 2015 – American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $1.8 billion, or $1.32 per diluted share, for the quarter ended June 30, 2015, compared to $3.1 billion, or $2.10 per diluted share, for the second quarter of 2014. Compared to the prior-year quarter, second quarter 2015 net income attributable to AIG declined primarily due to higher loss on extinguishment of debt from ongoing liability management activities, lower capital gains from sales of investments, and a net gain on the sale of divested businesses related to the sale of International Lease Finance Corporation in the second quarter of 2014.

After-tax operating income was $1.9 billion, or $1.39 per diluted share, for the second quarter of 2015, compared to $1.8 billion, or $1.23 per diluted share, in the prior-year quarter. Compared to the prior-year quarter, operating results in the second quarter of 2015 reflected higher pre-tax operating earnings of AerCap Holdings N.V. (AerCap) and the fair value of PICC Property &

FOR IMMEDIATE RELEASE

Casualty Company Limited (PICC P&C) and People’s Insurance Company (Group) of China Limited (PICC Group) investments, partially offset by a decrease in income from insurance operations.

“Our second quarter results demonstrate our steadfast commitment to value-based management – we’re taking action today to create long-term value for tomorrow,” said Peter D. Hancock, AIG President and Chief Executive Officer. “We continued to proactively manage our capital resources through both common stock and debt repurchases. We significantly reduced our non-core investments in both AerCap and Springleaf. These actions simplify our balance sheet and improve our risk profile. Our Board’s approval of an additional $5.0 billion share repurchase authorization, and a 124 percent increase in the quarterly dividend to $0.28 per share, highlights our commitment to shareholder return and our positive outlook for long-term profitability.”

“We made progress towards our financial targets,” Mr. Hancock continued. “Book value per share excluding AOCI and DTA increased 10 percent and GOE declined 4 percent, both compared to the prior-year quarter. Normalized ROE for the quarter was 6.7 percent and year-to-date was 7.3 percent, reflecting the shifting profitability dynamics in Commercial Insurance markets. Adjusting for the impact of the AerCap sale, we expect to reach our financial ROE target.”

“Our focus on value and long-term sustainability benefits our clients and our shareholders. We’ll continue to balance growth, profitability and risk as we work to become our clients’ most valued insurer.”

CAPITAL AND LIQUIDITY

•	AIG shareholders’ equity totaled $104.3 billion at June 30, 2015

•	In the second quarter of 2015, AIG repurchased approximately 40 million shares of AIG Common Stock for an aggregate purchase price of $2.3 billion; AIG made additional repurchases of approximately $965 million through the end of July 2015

•	In the second quarter of 2015, AIG repurchased, through cash tender offers, approximately $915 million aggregate principal amount of certain junior subordinated debentures issued or guaranteed by AIG for an aggregate purchase price of approximately $1.25 billion, and approximately $22 million aggregate principal amount of certain senior notes issued or guaranteed by AIG for an aggregate purchase price of approximately $24 million. Additionally, in July 2015, AIG repurchased, through cash tender offers, approximately $3.4 billion aggregate principal amount of certain debt issued or guaranteed by AIG for an aggregate purchase price of approximately $3.7 billion. As a result of these actions, the weighted average coupon on AIG’s financial debt is less than 5 percent

•	In the second quarter of 2015, AIG sold approximately 86.9 million ordinary shares of AerCap through an underwritten public offering and a private sale, for total proceeds of $4.2 billion, including approximately $3.7 billion in cash and $500 million principal amount of 6.50% fixed-to-floating rate junior subordinated notes issued by AerCap

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•	In the second quarter of 2015, AIG received net proceeds of approximately $410 million from the sale of approximately 8.4 million shares of common stock of Springleaf

•	In July 2015, AIG issued $1.25 billion aggregate principal amount of 3.750% Notes due 2025, $500 million aggregate principal amount of 4.700% Notes due 2035 and $750 million aggregate principal amount of 4.800% Notes due 2045. In addition, in July 2015, AIG issued $290 million aggregate principal amount of 4.90% Callable Notes due 2045

•	AIG Parent liquidity was $13.6 billion at June 30, 2015, up from $11.3 billion at March 31, 2015, reflecting non-core asset monetizations completed in the second quarter of 2015

AFTER-TAX OPERATING INCOME

	Three Months Ended June 30,
($ in millions)	2015	2014	Change
Pre-tax operating income
Insurance Operations
Commercial Insurance
Property Casualty	$1,192	$1,245	(4)%
Mortgage Guaranty	157	210	(25)
Institutional Markets	151	170	(11)

Total Commercial Insurance	1,500	1,625	(8)
Consumer Insurance
Retirement	804	764	5
Life	149	215	(31)
Personal Insurance	70	140	(50)

Total Consumer Insurance	1,023	1,119	(9)

Total Insurance Operations	2,523	2,744	(8)
Corporate and Other	372	(57)	NM
Consolidations, eliminations and other adjustments	(27)	6	NM

Pre-tax operating income	2,868	2,693	6
Income tax expense	(985)	(904)	(9)
Net income attributable to noncontrolling interests	10	7	43

After-tax operating income	$1,893	$1,796	5
After-tax operating income per diluted common share	1.39	1.23	13
Effective tax rate on Pre-tax operating income	34.3%	33.6%	2

All operating segment comparisons that follow are to the second quarter of 2014 unless otherwise noted.

COMMERCIAL INSURANCE

Pre-tax operating income decreased to $1.5 billion from $1.6 billion in the prior-year quarter, primarily due to lower underwriting results from Property Casualty and Mortgage Guaranty, as well as lower net investment income from Institutional Markets, partially offset by an increase in net investment income from Property Casualty.

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PROPERTY CASUALTY

	Three Months Ended June 30,
($ in millions)	2015	2014	Change
Net premiums written	$5,583	$5,813	(4)%
Net premiums earned	5,102	5,269	(3)
Underwriting income	61	183	(67)
Net investment income	1,131	1,062	6

Pre-tax operating income	$1,192	$1,245	(4)

Underwriting ratios:
Loss ratio	70.8	67.7	3.1 pts
Acquisition ratio	15.1	15.4	(0.3)
General operating expense ratio	12.9	13.4	(0.5)

Combined ratio	98.8	96.5	2.3

Accident year loss ratio, as adjusted	66.6	66.5	0.1
Accident year combined ratio, as adjusted	94.6	95.3	(0.7)
Catastrophe-related losses	$209	$121	73%
Severe losses	184	193	(5)
Prior year loss reserve development (favorable) unfavorable, net of reinsurance and premium adjustments	279	(63)	NM
Net reserve discount charge (benefit)	(270)	(16)	NM

Property Casualty’s decrease in pre-tax operating income is attributable to lower underwriting income partially offset by an increase in net investment income. The combined ratio increased 2.3 points to 98.8 in the second quarter of 2015 from the prior-year quarter. The loss ratio increased 3.1 points to 70.8, primarily due to higher net unfavorable prior year loss reserve development, and higher catastrophe losses, partially offset by a higher net loss reserve discount benefit for workers’ compensation reserves.

Catastrophe losses were $209 million compared to $121 million in the prior-year quarter. Net unfavorable prior year loss reserve development was $279 million, including return premiums of $12 million, primarily due to commercial automobile liability in U.S. Casualty, compared to net favorable prior year loss reserve development of $63 million in the prior-year quarter, which included an additional premium of $68 million. The net reserve discount benefit was $270 million compared to $16 million in the prior-year quarter, reflecting an increase in the discount rate used on workers’ compensation reserves, primarily due to higher Treasury rates beginning in the first quarter of 2015. In the fourth quarter of 2014, Pennsylvania and Delaware regulators gave AIG approval to update this discount rate on a quarterly basis beginning in the first quarter of 2015.

The accident year loss ratio, as adjusted, increased slightly by 0.1 points to 66.6, reflecting higher current accident year losses in U.S. commercial automobile liability, and higher severe losses in Specialty, partially offset by an improvement in U.S. Property. The acquisition ratio decreased by 0.3 points to 15.1, reflecting lower amortization of previously deferred costs, lower premium taxes, and guaranty fund and other assessments. The general operating expense ratio decreased 0.5 points to 12.9, primarily due to efficiencies from organizational realignment initiatives and a decrease in employee incentive costs, partially offset by increased technology-related expenses.

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Net premiums written decreased 4 percent compared to the prior-year quarter. Excluding the effects of foreign exchange, net premiums written increased modestly compared to the prior-year quarter. New business increases in the growth-targeted products in Financial lines and Specialty, across all regions, were largely offset by declines in U.S. Casualty and Property, reflecting pricing discipline.

MORTGAGE GUARANTY

	Three Months Ended June 30,
($ in millions)	2015	2014	Change
Net premiums written	$277	$249	11%
Net premiums earned	226	226	—
Underwriting income	122	177	(31)
Net investment income	35	33	6

Pre-tax operating income	$157	$210	(25)

Underwriting ratios:
Loss ratio	19.5	(3.1)	22.6 pts
Acquisition ratio	8.8	8.4	0.4
General operating expense ratio	17.7	16.4	1.3

Combined ratio	46.0	21.7	24.3

Accident year loss ratio, as adjusted	27.0	36.3	(9.3)
Accident year combined ratio, as adjusted	53.5	61.1	(7.6)
Prior year loss reserve development (favorable)	$(17)	$(89)	81%
New insurance written, domestic first-lien	15,190	11,057	37

Mortgage Guaranty’s pre-tax operating income decreased to $157 million compared to $210 million in the prior-year quarter, due to favorable prior year loss reserve development in the first-lien business recorded in the prior-year quarter. Excluding the effects of prior-year loss reserve development, pre-tax operating income increased $19 million, or 16 percent, compared to the prior-year quarter, due primarily to the decline in accident year losses from lower delinquency rates and higher cure rates. The improvement in accident year losses reduced the accident year loss ratio, as adjusted, by 9.3 points compared to the prior-year quarter. The slight increase in the acquisition ratio was due to increased expenses of sales support activities, resulting from the increase in new insurance written. The increase in the general operating expense ratio was primarily due to an increase in servicing costs related to the growth in the in-force business.

Net premiums written increased 11 percent to $277 million compared to the prior-year quarter. Domestic first-lien new insurance written of $15.2 billion in principal amount of loans insured increased 37 percent from the prior-year quarter, driven by an increase in mortgage originations primarily from refinancing activity as a result of a reduction in mortgage interest rates and improvements in existing home sales due to lower down payment requirements. New business written during the second quarter of 2015 had an average FICO score of 752 and an average loan-to-value ratio of 91 percent.

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INSTITUTIONAL MARKETS

	Three Months Ended June 30,
($ in millions)	2015	2014	Change
Operating revenues:
Premiums	$643	$161	299%
Policy fees	50	45	11
Net investment income	479	501	(4)

Total operating revenues	1,172	707	66

Benefits and expenses	1,021	537	90

Pre-tax operating income	$151	$170	(11)

Premiums and deposits	680	195	249

Institutional Markets pre-tax operating income of $151 million decreased by $19 million compared to the prior-year quarter, primarily due to lower yield enhancements from bond call and tender income, partially offset by higher returns on alternative investments and higher fee income, which was principally driven by growth in stable value wrap assets under management. The increases in premiums and deposits and benefits and expenses, compared to the prior-year quarter, were primarily due to a large single premium for a terminal funding annuity received in the second quarter of 2015.

CONSUMER INSURANCE

Consumer Insurance pre-tax operating income decreased to $1.0 billion compared to $1.1 billion in the prior-year quarter, primarily due to lower base net investment income and mortality experience in Life that was less favorable than in the prior-year quarter. The decrease in base net investment income was driven by lower average assets primarily as a result of dividends paid to AIG Parent, and reinvestment at rates below the weighted average yield of the overall portfolio. These decreases were partially offset by strong alternative investment income performance, and higher policy and advisory fees driven by growth in separate account assets under management in Retirement.

RETIREMENT

	Three Months Ended June 30,
($ in millions)	2015	2014	Change
Operating revenues:
Premiums	$44	$97	(55)%
Policy fees	277	248	12
Net investment income	1,618	1,563	4
Other income	526	502	5

Total operating revenues	2,465	2,410	2

Benefits and expenses	1,661	1,646	1

Pre-tax operating income	$804	$764	5

Premiums and deposits (1)	6,070	6,167	(2)

(1)	Excludes activity related to closed blocks of fixed and variable annuities.

Retirement pre-tax operating income increased to $804 million compared to $764 million in the prior-year quarter. The increase reflected higher net investment income from strong alternative investment performance compared to the prior-year quarter, as well as higher policy and advisory

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fees from increased separate account assets under management, principally driven by growth in variable annuities. These increases were partially offset by a decrease in base net investment income, which reflected lower average assets primarily from dividend payments to AIG Parent, and reinvestment at rates below the weighted average yield of the overall portfolio. DAC amortization was higher in Retirement Income Solutions, reflecting growth in the business and lower equity market returns compared to the prior-year quarter.

Premiums and deposits were lower in the second quarter of 2015 compared to the prior-year quarter, due to lower sales in the Fixed Annuities and Group Retirement product lines, partially offset by continued strong sales of index annuities in the Retirement Income Solutions product line, and improved deposits in Retail Mutual Funds.

LIFE

	Three Months Ended June 30,
($ in millions)	2015	2014	Change
Operating revenues:
Premiums	$702	$676	4%
Policy fees	362	353	3
Net investment income	551	531	4
Other income	17	—	NM

Total operating revenues	1,632	1,560	5

Benefits and expenses	1,483	1,345	10

Pre-tax operating income	$149	$215	(31)

Premiums and deposits	1,249	1,207	3
Gross life insurance in force, end of period	1,016,632	922,527	10

Life pre-tax operating income decreased to $149 million compared to $215 million in the prior-year quarter, primarily due to mortality experience that was within pricing assumptions but less favorable compared to the prior-year quarter, partially offset by strong performance from alternative investments. Increases in other income and general operating expenses were primarily related to international growth, including acquisitions.

Gross life insurance in force and premiums and deposits increased 10 percent and 3 percent, respectively, compared to the prior-year quarter, primarily due to the December 31, 2014 acquisition of Ageas Protect Limited (now AIG Life Limited) in the United Kingdom. Excluding the effects of foreign exchange, premiums and deposits increased by 6 percent compared to the prior-year quarter, principally driven by growth in Japan and the acquisition of AIG Life Limited.

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PERSONAL INSURANCE

	Three Months Ended June 30,
($ in millions)	2015	2014	Change
Net premiums written	$2,930	$3,177	(8)%
Net premiums earned	2,806	3,026	(7)
Underwriting income	7	37	(81)
Net investment income	63	103	(39)

Pre-tax operating income	$70	$140	(50)

Underwriting ratios:
Loss ratio	52.7	53.5	(0.8	) pts
Acquisition ratio	27.9	26.9	1.0
General operating expense ratio	19.1	18.4	0.7

Combined ratio	99.7	98.8	0.9

Accident year loss ratio, as adjusted	52.8	53.4	(0.6)
Accident year combined ratio, as adjusted	99.8	98.7	1.1
Catastrophe-related losses	$16	$18	(11)%
Severe losses	—	—	NM
Prior year loss reserve development (favorable) unfavorable, net of reinsurance and premium adjustments	(17)	(16)	6

Personal Insurance pre-tax operating income decreased to $70 million compared to $140 million in the prior-year quarter, due to decreases in net investment income and underwriting income. The combined ratio increased by 0.9 points to 99.7, which reflected an increase in the expense ratio partially offset by a decrease in the loss ratio.

The loss ratio and accident year loss ratio, as adjusted, decreased by 0.8 points and 0.6 points to 52.7 and 52.8, respectively, compared to the prior-year quarter. Improved performance in a warranty retail program contributed to the decrease in the loss ratios, which was offset by an increase in the acquisition ratio due to a related profit sharing arrangement. Excluding the effect of this warranty retail program, the loss ratios increased due to automobile and property losses in the current quarter, partially offset by Accident and Health, which showed improvement in both loss and acquisition ratios.

The general operating expense ratio increased by 0.7 points compared to the prior-year quarter, primarily due to higher employee-related expenses and the timing of technology-related initiatives.

Excluding the effects of foreign exchange, net premiums written increased 2 percent from the prior-year quarter, reflecting growth in automobile across all regions and in property businesses primarily in the U.S. and Japan, partially offset by declines in U.S. warranty service programs.

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CORPORATE AND OTHER

	Three Months Ended June 30,
($ in millions)	2015	2014	Change
Pre-tax operating income (loss):
Equity in pre-tax operating earnings of AerCap	$127	$53	140%
Fair value of PICC investments	170	—	NM
Income from other assets, net(1)	509	17	NM
Corporate general operating expenses	(268)	(306)	12
Interest expense	(278)	(327)	15
Direct Investment Book(1)	—	313	NM
Global Capital Markets(1)	—	245	NM
Run-off insurance lines	110	(53)	NM
Consolidation and elimination	2	1	NM

Pre-tax operating income (loss)	$372	$(57)	NM

(1)	As a result of the progress of the wind-down and de-risking activities of the Direct Investment book (DIB) and the derivative portfolio of AIG Financial Products Corp. and related subsidiaries included within Global Capital Markets (GCM), AIG has discontinued separate reporting of the DIB and GCM. Their results are reported within Income from other assets, net, beginning with the first quarter of 2015. This reporting aligns with the manner in which AIG manages its financial resources. Prior periods are presented in historical format for informational purposes.

Corporate and Other pre-tax operating results improved compared to the prior-year quarter, primarily due to AIG’s share of AerCap’s pre-tax operating income through the date of sale of AerCap common shares in the second quarter of 2015 (accounted for under the equity method), fair value gains in investments in PICC P&C and PICC Group, lower interest expense from ongoing debt management activities and lower general operating expenses.

Run-off insurance lines reported pre-tax operating income of $110 million compared to a pre-tax operating loss in the prior-year quarter, primarily due to a higher net reserve discount benefit, reflecting the update to the discount rates used on excess workers’ compensation reserves as result of an increase in Treasury rates from the first quarter of 2015. This improvement was partially offset by an increase in net unfavorable prior year loss reserve development.

CONFERENCE CALL

AIG will host a conference call tomorrow, Tuesday, August 4, 2015, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking

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statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate.” These projections, goals, assumptions and statements may address, among other things, AIG’s: exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, sovereign bond issuers, the energy sector and currency exchange rates; exposure to European governments and European financial institutions; strategy for risk management; generation of deployable capital; strategies to increase return on equity and earnings per share; strategies to grow net investment income, efficiently manage capital, grow book value per share, and reduce expenses; strategies for customer retention, growth, product development, market position, financial results and reserves; and subsidiaries’ revenues and combined ratios. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a nonbank systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; judgments concerning the recognition of deferred tax assets; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2014. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Second Quarter 2015 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

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Book Value Per Share Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value Per Share Excluding AOCI and Deferred Tax Assets (DTA) are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. Deferred tax assets represent U.S. tax attributes related to net operating loss carryforwards and foreign tax credits. Amounts are estimates based on projections of full-year attribute utilization. Book Value Per Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding. Book Value Per Share Excluding AOCI and DTA is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA, by Total common shares outstanding.

Return on Equity – After-tax Operating Income Excluding AOCI and Return on Equity – After-tax Operating Income Excluding AOCI and DTA are used to show the rate of return on shareholders’ equity. AIG believes these measures are useful to investors because they eliminate the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. Deferred tax assets represent U.S. tax attributes related to net operating loss carryforwards and foreign tax credits. Amounts are estimates based on projections of full-year attribute utilization. Return on Equity – After-tax Operating Income Excluding AOCI is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI. Return on Equity – After-tax Operating Income Excluding AOCI and DTA is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI and DTA.

Normalized Return on Equity, Excluding AOCI and DTA further adjusts Return on Equity – After-tax Operating Income, Excluding AOCI and DTA for the effects of certain volatile or market-related items. Normalized Return on Equity, Excluding AOCI and DTA is derived by excluding the following tax adjusted effects from Return on Equity – After-tax Operating Income, Excluding AOCI and DTA: catastrophe losses compared to expectations; alternative investment returns compared to expectations; DIB/GCM returns compared to expectations; fair value changes on PICC investments; DAC unlockings; net reserve discount change; Life insurance IBNR death claim charge; and prior year loss reserve development.

AIG uses the following operating performance measures because it believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided, on a consolidated basis.

After-tax operating income attributable to AIG is derived by excluding the following items from net income attributable to AIG: income or loss from discontinued operations; income and loss from divested businesses (including gain on the sale of International Lease Finance Corporation (ILFC) and certain post-acquisition transaction expenses incurred by AerCap Holdings N.V. (AerCap) in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and related tax effects); legacy tax adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments; legal reserves and settlements related

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to “legacy crisis matters”; deferred income tax valuation allowance releases and charges; changes in fair value of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense); changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses; other income and expense — net, related to Corporate and Other runoff insurance lines; loss on extinguishment of debt; net realized capital gains and losses; and non-qualifying derivative hedging activities, excluding net realized capital gains and losses. “Legacy crisis matters” include favorable and unfavorable settlements related to events leading up to and resulting from AIG’s September 2008 liquidity crisis and legal fees incurred as the plaintiff in connection with such legal matters. See page 14 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

Operating revenue excludes Net realized capital gains (losses), Aircraft leasing revenues, income from legal settlements (included in Other income for GAAP purposes) and changes in fair values of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense (included in Net investment income for GAAP purposes).

General operating expenses, operating basis, is derived by making the following adjustments to general operating and other expenses: include (i) loss adjustment expenses, reported as policyholder benefits and losses incurred and (ii) certain investment and other expenses reported as net investment income, and exclude (i) advisory fee expenses, (ii) non-deferrable insurance commissions, (iii) direct marketing and acquisition expenses, net of deferrals, (iv) legal reserves related to legacy crisis matters and (v) other expense related to a retroactive reinsurance agreement. AIG uses general operating expenses, operating basis, because it believes it provides a more meaningful indication of ordinary course of business operating costs.

AIG uses the following operating performance measures within its Commercial Insurance and Consumer Insurance reportable segments as well as Corporate and Other.

Commercial Insurance: Property Casualty and Mortgage Guaranty; Consumer Insurance: Personal Insurance

Pre-tax operating income: includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, other income and expense — net and legal settlements related to legacy crisis matters described above. Underwriting income and loss is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, acquisition expenses and general operating expenses.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

FOR IMMEDIATE RELEASE

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Catastrophe losses are generally weather or seismic events having a net impact in excess of $10 million each.

Commercial Insurance: Institutional Markets; Consumer Insurance: Retirement and Life

Pre-tax operating income is derived by excluding the following items from pre-tax income: legal settlements related to legacy crisis matters described above; changes in fair values of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense); net realized capital gains and losses; and changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses.

Premiums and deposits includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts and mutual funds.

Corporate and Other

Pre-tax operating income and loss is derived by excluding the following items from pre-tax income and loss: certain legal reserves and settlements related to legacy crisis matters described above; loss on extinguishment of debt; net realized capital gains and losses; changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses; income and loss from divested businesses, including Aircraft Leasing; and net gain or loss on sale of divested businesses (including gain on the sale of ILFC and certain post-acquisition transaction expenses incurred by AerCap in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and AIG’s share of AerCap’s income taxes).

Results from discontinued operations are excluded from all of these measures.

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American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Inc. (Dec.)	2015	2014	% Inc. (Dec.)
Reconciliations of Pre-tax and After-tax Operating Income:
Pre-tax income from continuing operations	$2,552	$4,480	(43.0)%	$6,328	$6,753	(6.3)%
Adjustments to arrive at Pre-tax operating income:
Changes in fair value of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	87	(54)	NM	43	(130)	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	28	52	(46.2)	82	45	82.2
Loss on extinguishment of debt	342	34	NM	410	272	50.7
Net realized capital gains	(126)	(162)	22.2	(1,467)	(10)	NM
(Income) loss from divested businesses	34	(2,151)	NM	55	(2,172)	NM
Legal settlements related to legacy crisis matters	(76)	(12)	NM	(91)	(38)	(139.5)
Legal reserves related to legacy crisis matters	27	506	(94.7)	35	529	(93.4)

Pre-tax operating income	$2,868	$2,693	6.5	$5,395	$5,249	2.8

Net income attributable to AIG	$1,800	$3,073	(41.4)	$4,268	$4,682	(8.8)
Adjustments to arrive at after-tax operating income (amounts are net of tax):
Uncertain tax positions and other tax adjustments	(49)	39	NM	(91)	11	NM
Deferred income tax valuation allowance (releases) charges	(40)	(75)	46.7	53	(140)	NM
Changes in fair value of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	57	(35)	NM	28	(84)	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	18	35	(48.6)	53	30	76.7
Loss on extinguishment of debt	222	22	NM	266	177	50.3
Net realized capital gains	(79)	(155)	49.0	(953)	(64)	NM
(Income) loss from discontinued operations	(16)	(30)	46.7	(17)	17	NM
(Income) loss from divested businesses	11	(1,399)	NM	13	(1,411)	NM
Legal reserves (settlements) related to legacy crisis matters	(31)	321	NM	(36)	319	NM

After-tax operating income attributable to AIG	$1,893	$1,796	5.4	$3,584	$3,537	1.3

Income (loss) per common share:
Basic
Income from continuing operations	$1.34	$2.11	(36.5)	$3.16	$3.24	(2.5)
Income (loss) from discontinued operations	0.01	0.02	(50.0)	0.01	(0.01)	NM

Net income attributable to AIG	$1.35	$2.13	(36.6)	$3.17	$3.23	(1.9)

Diluted
Income from continuing operations	$1.31	$2.08	(37.0)	$3.09	$3.20	(3.4)
Income (loss) from discontinued operations	0.01	0.02	(50.0)	0.01	(0.01)	NM

Net income attributable to AIG	$1.32	$2.10	(37.1)	$3.10	$3.19	(2.8)

After-tax operating income attributable to AIG per diluted share	$1.39	$1.23	13.0%	$2.60	$2.41	7.9

Weighted average shares outstanding:
Basic	1,329.2	1,442.4		1,347.5	1,450.8
Diluted	1,365.4	1,464.7		1,376.3	1,468.4

Return on equity (a)	6.8%	11.6%		8.0%	9.0%
Return on equity - after-tax operating income, excluding AOCI (b)	7.8%	7.5%		7.4%	7.4%
Return on equity - after-tax operating income, excluding AOCI and DTA (c)	9.3%	9.1%		8.8%	9.1%

As of period end:
Book value per common share (d)				$79.74	$75.71	5.3
Book value per common share excluding accumulated other comprehensive income (e)				$73.91	$67.65	9.3
Book value per common share excluding accumulated other comprehensive income and DTA (f)				$62.22	$56.53	10.1%

Total common shares outstanding				1,307.5	1,428.6

Financial highlights - notes

(a)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes AOCI and DTA.
(b)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes DTA.
(c)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI and DTA.
(d)	Represents total AIG shareholders’ equity divided by common shares outstanding.
(e)	Represents total AIG shareholders’ equity, excluding AOCI, divided by common shares outstanding.
(f)	Represents total AIG shareholders’ equity, excluding AOCI and DTA, divided by common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Inc. (Dec.)	2015	2014	% Inc. (Dec.)
Reconciliations of General Operating Expenses, Operating basis and GAAP basis
Total general operating expenses, Operating basis	$2,942	$3,052	(3.6)%	$5,726	$5,931	(3.5)%
Loss adjustment expenses, reported as policyholder benefits and losses incurred	(428)	(418)	(2.4)	(851)	(825)	(3.2)
Advisory fee expenses	341	337	1.2	673	648	3.9
Non-deferrable insurance commissions	126	119	5.9	254	246	3.3
Direct marketing and acquisition expenses, net of deferrals	101	146	(30.8)	241	262	(8.0)
Investment expenses reported as net investment income and other	(19)	(28)	32.1	(39)	(53)	26.4
Legal reserves related to legacy crisis matters	27	506	(94.7)	35	529	(93.4)

Total general operating and other expenses, GAAP basis	$3,090	$3,714	(16.8)%	$6,039	$6,738	(10.4)%

	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
Reconciliations of Normalized and After-tax Operating Income Return on Equity, Excluding AOCI and DTA
Return on equity - after-tax operating income, excluding AOCI and DTA	9.3%	8.8%
Adjustments to arrive at Normalized Return on Equity, Excluding AOCI and DTA:
Catastrophe losses below expectations	(0.1)	(0.2)
Better than expected alternative returns	(0.6)	(0.5)
Better than expected DIB & GCM returns	(1.0)	(0.6)
Fair value changes on PICC investments	(0.7)	(0.4)
Net reserves discount charge	(1.3)	(0.4)
Unfavorable prior year loss reserve development	1.1	0.6

Normalized Return on Equity, excluding AOCI and DTA	6.7%	7.3%